Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:
Charles N. Funk        Gary J. Ortale        Woody Wallace
President & CEO        EVP & CFO        President, The Investor Relations Company
319.356.5800            319.356.5800        312.245.2700

KNIFF-MCCULLA TO JOIN MIDWESTONE FINANCIAL BOARD

IOWA CITY, IA (December 13, 2010) - Barbara J. Kniff-McCulla, owner and CEO of KLK Construction of Pella, was appointed as a member of the Board of Directors of MidWestOne Financial Group, Inc. on December 10. Kniff-McCulla also serves on the board of MidWestOne Bank.

“We are excited that Barb will be increasing her role with our organization,” said Charles N. Funk, President and CEO of MidWestOne Financial Group. “Her integrity, her business acumen, and her leadership skills will help us as we strive to become an even stronger banking organization.”

Kniff-McCulla is an owner and the CEO of KLK Construction, a contractor in the telecommunications industry in Pella, Iowa. In addition to other entrepreneurial ventures, she holds leadership positions on the Pella Foundation Board, Central College Board, Pella Tulip Time Committees, Christian Opportunity Center Special Events Board, and Royal Resorts Advisory Board. She is current chair of the Pella Area Development Corporation, chair of the NFIB Iowa Leadership Council, and has recently been appointed by the Governor to the Workforce Investment Board for Region 11. Additionally, Kniff-McCulla has received the Solveras/NFIB (National Federation of Independent Business) Small Business Champion of the Year for Iowa in 2008 and 2009 and the National Association of Women Business Owners Central Iowa Chapter 2004 Pioneer Award.

“MidWestOne is a solid, well-run, Iowa-based company,” said Kniff-McCulla. “The leadership is top notch, the employees are engaged. I see all good coming from this company. For me, this is an awesome opportunity to make a difference.”

Kniff-McCulla has a business degree from William Penn University and resides in Pella with her husband, Greg McCulla. She has four daughters.

MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. The Company's bank subsidiary is also headquartered in Iowa City. MidWestOne Bank has office locations in Belle Plaine, Burlington, Cedar Falls, Conrad, Coralville, Davenport, Fairfield, Fort Madison, Hudson, Melbourne, North English, North Liberty, Oskaloosa, Ottumwa, Parkersburg, Pella, Sigourney, Waterloo and West Liberty, Iowa. MidWestOne Insurance Services, Inc. provides personal and business insurance services in Pella, Melbourne and Oskaloosa, Iowa. MidWestOne Financial Group, Inc. common stock is traded on the NASDAQ Global Select Market under the symbol “MOFG.”
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